Exhibit 2.6

Notice OF MEETING and Management Information Circular

Annual General AND SPECIAL Meeting of Shareholders

TO BE HELD ON
FRIDAY MAY 26, 2017

Aura Minerals Inc.
Craigmuir Chambers
PO Box 71
Road Town, Tortola
VG1110
British Virgin Islands

APRIL 25, 2017

This Management Information Circular and the accompanying materials require your immediate attention. If you are in doubt as to how to deal with these documents or the matters to which they refer, please consult a professional advisor.

AURA MINERALS INC.

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General and Special Meeting of Shareholders (the “Meeting”) of Aura Minerals Inc. (the “Company”) will be held at the registered office of the Company located at Craigmuir Chambers, PO Box 71, Road Town, Tortola, VG1110, British Virgin Islands on Friday, May 26, 2017 at 11:00 a.m. (EDT), for the following purposes:

(a)	to receive and consider the audited consolidated financial statements of the Company for the year ended December 31, 2016 and the report of the auditors thereon;

(b)	to set the number of directors at five;

(c)	to elect the Board of Directors of the Company (the “Board”) for the ensuing year;

(d)	to approve the Company’s incentive stock option plan, as more particularly described in the accompanying Information Circular;

(e)	to appoint PricewaterhouseCoopers LLP, Chartered Accountants, as auditors of the Company for the ensuing year and to authorize the Board to fix their remuneration; and

(f)	to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

Accompanying this Notice is the Information Circular in respect of the Meeting, which includes, among other things, the full text of the above resolutions and detailed information relating to the matters to be addressed at the Meeting.

Registered Shareholders: Every registered shareholder of common shares at the close of business on April 18, 2017 is entitled to receive notice of and to attend and vote such common shares at the Meeting. Registered shareholders who are unable to attend the Meeting in person and who wish to ensure that their common shares will be voted at the Meeting are requested to complete, sign and deliver the enclosed form of proxy c/o Proxy Dept., TSX Trust, at 200 University Avenue, Suite 300, Toronto, Ontario, M5H 4H1. In order to be valid and acted upon at the Meeting, forms of proxy must be returned to the aforesaid address not later than 48 hours (excluding Saturdays, Sundays and holidays) before the time set for the holding of the Meeting or any adjournments thereof. Further instructions with respect to the voting by proxy are provided in the form of proxy and in the Information Circular accompanying this Notice.

Non-Registered Shareholders: Shareholders may beneficially own common shares that are registered in the name of a broker, another intermediary or an agent of that broker or intermediary (“Non-Registered Shareholders”). Without specific instructions, intermediaries are prohibited from voting shares for their clients. If you are a Non-Registered Shareholder, it is vital that the voting instruction form provided to you by your broker, intermediary or its agent is returned according to their instructions, sufficiently in advance of the deadline specified by the broker, intermediary or agent, to ensure that they are able to provide voting instructions on your behalf.

DATED this April 25, 2017.

BY ORDER OF THE BOARD

“Paulo Brito” Chairman of the Board

AURA MINERALS INC.
(the “Company”)

MANAGEMENT INFORMATION CIRCULAR

Table of Contents

DATE OF INFORMATION	4
FINANCIAL INFORMATION	4
SOLICITATION OF PROXIES	4
APPOINTMENT OF PROXYHOLDER	4
REVOCATION OF PROXIES	4
INFORMATION FOR NON-REGISTERED SHAREHOLDERS	4
VOTING OF PROXIES	5
Voting Securities and Principal Holders Thereof	6
STATEMENT OF CORPORATE GOVERNANCE PRACTICES	6
AUDIT COMMITTEE	6
Election of Directors	6
COMPEnsation, DISCUSSION, AND ANALYSIS	9
EXECUTIVE COMPENSATION	11
Performance Graph	14
Director Compensation	15
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	16
PARTICULARS OF ADDITIONAL MATTERS TO BE ACTED UPON	16
Approval of Stock Option Plan	17
Appointment of Auditor	20
ADDITIONAL INFORMATION	20
SCHEDULE “A” STATEMENT OF CORPORATE GOVERNANCE PRACTICES	A1
SCHEDULE “B” MANDATE FOR THE BOARD OF DIRECTORS	B1

3

DATE OF INFORMATION

Unless otherwise stated, the information contained in this management information circular (“Information Circular”) is as of April 25, 2017.

FINANCIAL INFORMATION

This Information Circular contains references to both United States dollars and Canadian dollars. Unless otherwise stated, references herein to “$” are to the United States dollar. References to “C$” are to the Canadian dollar. For Canadian dollars to U.S. dollars, the average exchange rate for 2016 and the exchange rate at December 31, 2016 were one U.S. dollar per 0. 1.3245 and 1.342 Canadian dollars, respectively. All amounts noted in the tables below, unless otherwise noted, have been awarded, earned, paid or are payable in Canadian dollars, but are shown in United States dollars and have been converted from Canadian dollars based on the noon exchange rate reported by the Bank of Canada on the last business day of the applicable year. Fluctuation in the exchange rate may affect year-over-year comparability.

SOLICITATION OF PROXIES

This Information Circular is furnished in connection with the solicitation of proxies by the management the Company for use at the annual general and special meeting (the “Meeting”) of shareholders of the Company (and any adjournment thereof) to be held at 9:00 a.m. (EDT) on Friday May 26, 2017 at the place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the regular employees of the Company at nominal cost. All costs of solicitation by management will be borne by the Company.

APPOINTMENT OF PROXYHOLDER

The individuals named as proxyholder in the accompanying form of proxy are the Chairman of the Board, the Chief Executive Officer and the VP Legal Affairs & Business Development, respectively, of the Company (collectively, “Management’s Nominees”). A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON OR COMPANY (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT THE SHAREHOLDER AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY STRIKING OUT THE NAMES OF MANAGEMENT’S NOMINEES NAMED IN THE ACCOMPANYING FORM OF PROXY AND INSERTING THE DESIRED PERSON’S OR COMPANY’S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY. A proxy will not be valid unless the completed form of proxy is received by the Company’s transfer agent, TSX Trust, at 200 University Avenue, Suite 300, Toronto, Ontario, M5H 4H1 no later than 9:00 a.m. (EDT) on May 24, 2017, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned Meeting. Proxies delivered after that time will not be accepted.

REVOCATION OF PROXIES

A shareholder who has given a proxy may revoke it by an instrument in writing executed by the shareholder or by his attorney duly authorized in writing or, where the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered to the registered and records office of the Company, at Craigmuir Chambers, PO Box 71, Road Town, Tortola VG1 110, British Virgin Islands (Attention: Ryan Goodman, Corporate Secretary) at any time up to and including the last business day preceding the day of the Meeting, or if adjourned, any reconvening thereof, or to the Chairman of the Meeting on the day of the meeting or, if adjourned, any reconvening thereof, or in any other manner provided by law. A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

INFORMATION FOR NON-REGISTERED SHAREHOLDERS

Only registered shareholders of the Company or the persons they appoint as their proxies are permitted to vote at the Meeting. Most shareholders of the Company are “non-registered” shareholders (“Non- Registered Shareholders”) because the Common Shares (as defined below) they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the Common Shares. Common Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Shareholder deals with in respect of the Common Shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant. In accordance with applicable securities law requirements, the Company will have distributed copies of the Notice of Meeting, this Information Circular, the form of proxy and the supplemental mailing list return card (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.

4

Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

(i)	be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the Intermediary must follow. Typically, the voting instruction form will consist of a one-page pre-printed form. Sometimes, instead of the one-page pre-printed form, the voting instruction form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label with a bar-code and other information. In order for the form of proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

(ii)	be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of Common Shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with the Company, c/o TSX Trust, 200 University Avenue, Suite 300, Toronto, Ontario, M5H 4H1.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the Common Shares of the Company they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should strike out the persons named in the form of proxy and insert the Non-Registered Shareholder or such other person’s name in the blank space provided. In either case, Non-Registered Shareholders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or voting instruction form is to be delivered.

A Non-Registered Shareholder may revoke a voting instruction form, or a waiver of the right to receive Meeting Materials and to vote, which has been given to an Intermediary at any time by written notice to the Intermediary provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote which is not received by the Intermediary at least seven days prior to the Meeting.

These materials are being sent to both registered and Non-Registered Shareholders. If you are a Non-Registered Shareholder, and the issuer or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.

By choosing to send these materials to you directly, the Company (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

All references to shareholders in this Information Circular and the accompanying form of proxy and Notice of Meeting are to registered shareholders of record unless specifically stated otherwise.

VOTING OF PROXIES

The Common Shares represented by a properly executed proxy in favour of persons designated as proxyholders in the enclosed form of proxy will be voted or withheld from voting in accordance with the instructions of the shareholder appointing the proxyholder on any ballot that may be called for; and where a choice with respect to any matter to be acted upon has been specified in the form of proxy, be voted in accordance with the specification made in such proxy.

ON A POLL, SUCH COMMON SHARES WILL BE VOTED IN FAVOUR OF EACH MATTER FOR WHICH NO CHOICE HAS BEEN SPECIFIED OR WHERE BOTH CHOICES HAVE BEEN SPECIFIED BY THE SHAREHOLDER.

The enclosed form of proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the person appointed proxyholder thereunder to vote with respect to amendments or variations of matters identified in the Notice of Meeting, and with respect to other matters which may properly come before the Meeting. In the event that amendments or variations to matters identified in the Notice of Meeting are properly brought before the Meeting or any further or other business is properly brought before the Meeting, it is the intention of the persons designated by management as proxyholders in the enclosed form of proxy to vote in accordance with their best judgment on such matters or business. At the time of the printing of this Information Circular, management of the Company knows of no such amendment, variation or other matter which may be presented to the Meeting.

5

Voting Securities and Principal Holders Thereof

The Company is authorized to issue an unlimited number of common shares without par value (the “Common Shares”). As of the date of this Information Circular, 33,420,356 Common Shares are issued and outstanding. To the knowledge of the directors and executive officers of the Company, as of the date of this Information Circular, no person or company beneficially owns, or controls or directs, directly or indirectly, voting securities of the Company carrying 10% or more of the voting rights attached to any class of voting securities of the Company, other than:

Name of Shareholder	Securities Beneficially Owned, or Controlled or Directed, Directly or Indirectly	Percentage Outstanding Voting Securities of the Company
Northwestern Enterprises Ltd.	17,595,975 Common Shares	approximately 52.6%
Carteira International N.V.	6,521,947 Common Shares	approximately 15.32%

Northwestern Enterprises Ltd. is a company beneficially owned and controlled by Paulo de Brito, the Company’s Chairman of the Board of Directors.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

National Policy 58-201 Corporate Governance Guidelines (the “Governance Guidelines”) provides guidance on governance to issuers and National Instrument 58-101 Disclosure of Corporate Governance Practices (the “Governance Instrument”) requires issuers to make certain prescribed disclosure regarding their corporate governance practices. A full description of the Company’s corporate governance practices pursuant to the Governance Instrument (pursuant to Form 58-101F1 of the Governance Instrument (“Form 58-101F1”)) is set out in Schedule “A” attached hereto.

AUDIT COMMITTEE

Under National Instrument 52-110 Audit Committees (“NI 52-110”), issuers are required to provide certain disclosure with respect to their Audit Committee, including the text of the Audit Committee’s charter, the composition of the Audit Committee and the fees paid to the external auditor. Please refer to the Company’s Annual Information Form for the year ended December 31, 2016 (the “AIF”) under the heading “Audit Committee Disclosure”. A copy of the AIF has been filed on the Company’s profile on the SEDAR website (www.sedar.com) and the Company will, upon request from a shareholder, provide a copy of the AIF free of charge.

Election of Directors

The board of directors (the “Board”) currently consists of five directors. The Board has set the number of directors at five and the proposed number of directors to elect at the Meeting is five directors. Messrs. Patrick Mars and Juarez Saliba de Avelar have decided to not stand for re-election.

The term of office of each of the present directors expires at the Meeting. The persons named below will be presented for election at the Meeting as management’s nominees and the persons named by management as proxyholders in the accompanying form of proxy intend to vote for the election of these nominees. Management does not contemplate that any of these nominees will be unable to serve as directors. Each director elected will hold office until the next annual general meeting of the Company or until his or her successor is elected or appointed, unless his or her office is earlier vacated in accordance with the Memorandum of Association and Articles of Association of the Company or the provisions of the BVI Business Companies Act, 2004, as amended.

Majority Voting. The Company has adopted a majority voting policy that applies to uncontested election of directors where the number of nominees is equal to the number of directors to be elected whereby:

(a)	any director must immediately tender his or her resignation to the Board of directors if he or she is not elected by at least a majority of the votes cast with respect to his or her election;

6

(b)	the Board must determine whether or not to accept the resignation within 90 days and the Board must accept the resignation absent exceptional circumstances;

(c)	the resignation will be effective when accepted by the Board;

(d)	a director who tenders a resignation must not participate in any meeting of the Board or any subcommittee of the Board at which the resignation is considered; and

(e)	the Company must promptly issue a news release announcing the Board’s decision and, if the Board determines not to accept the resignation, the news release must fully state the reasons for that decision.

Information on Nominee Directors. The following information states the names of all persons proposed to be nominated at the Meeting for election of directors, including the date they first became directors, their principal occupation for the past five years, their beneficial ownership of Common Shares (beneficially owned, controlled or directed, directly or indirectly), their committee membership with the Company, the Company meetings they attended, their business experience and professional qualifications, and their public directorships held.

Paulo de Brito Sao Paulo, Brazil Director since January 2006 and Chairman of the Board since March 2008	Mr. Brito was appointed the non-executive Chairman of the Board in May 2016. Mr. Brito is a businessman with over 45 years of experience in mining, energy and agricultural businesses. Mr. Brito has worked extensively in and outside of Brazil including most of Latin America. Mr. Brito has founded several companies including Cotia Trading. S.A. (a trading company), Mineracao Santa Elina Ind. E Com. S.A. (a mining company focused on the development, exploration and research of various minerals) and Biopalma da Amazonia S.A. (a palm oil production company). Mr. Brito serves on the Boards of Quanta Geracao S.A. (a company engaged in the generation and marketing of hydroelectric power) and Sertrading S.A. (a trading company). Other than the Common Shares owned by Northwestern Enterprises Ltd. (approximately 48% of Company’s issued and outstanding), Mr. Brito does not beneficially own any additional Common Shares of the Company.

Common Shares	Board and Committees	Meeting Attendance	Other Board Public Companies
17,595,975 (through control and direction of Northwestern Enterprises Ltd.)	Board (Chair)	4 of 5 (member for only 4 meetings)	None

James Bannantine Florida, USA Director since October 2011	Mr. Bannantine is the former President and CEO of the Company (resigned effective January 15, 2017). Mr. Bannantine is the Chairman of Algon Group, a specialized financial advisory firm. Prior to joining the Company, Mr. Bannantine served as CEO of Intercap Energy Systems, a provider of systems and software to electric utilities and large commercial, campus and government customers. From 2005 to early 2010, Mr. Bannantine was a partner in Atlantic Capital Group and served as Managing Partner of their private equity activities, responsible for origination, investment due diligence, negotiation of transactions, investment pricing and structuring and fund raising. Between 2001 and 2005, Mr. Bannantine founded Acumen Capital, LLC, a private equity firm. From 2001 through 2002 Mr. Bannantine led and then sold a start-up company, Dorsal Networks, to Corvis Corporation (NASDAQ: CORV). Corvis subsequently became Broadwing Corporation (NASDAQ: BWNG), a $900 million telecom company, where Mr. Bannantine served as President and Chief Operating Officer from 2003 through 2005. Mr. Bannantine worked with Enron Corporation for ten years, from 1990 to 2000, holding several top management positions, including six years in Brazil, most notably as Chief Executive Officer for Enron South America, the power and pipeline division of Enron with assets of $3.5 billion and 4,500 employees. Prior to Enron, Mr. Bannantine served in the United States Army as Contracting Officer for the Corp of Engineers in Honduras, and as an Assistant Professor of Economics and Finance at the US Military Academy. Mr. Bannantine received an MBA from the Wharton School with Distinction and is a West Point Distinguished Graduate. He is a licensed Professional Engineer and is a board member of several private companies, organizations and charities.

Common Shares	Board and Committees	Meeting Attendance	Other Board Public Companies
531,132	Board	5 of 5	None

7

Stephen Keith Ontario, Canada Director since August 2011	Mr. Keith was appointed a director of the Company in August 2011. Mr. Keith has worked on projects in more than 30 countries, with a concentration in Latin America. He has over 16 years of experience working with mining and energy companies, spearheading projects through feasibility studies, engineering design, project management and construction. He has engaged in over C$2 billion in financings and merger and acquisition deals for natural resource projects. Mr. Keith is currently the President of GrowMax Resources Corp. (TSX-V:GRO), a company focused on exploration and development of phosphate and potassium-rich brine resources. Mr. Keith was formerly the Managing Director of Fertoz Ltd. (ASX:FTX), an emerging agribusiness progressing towards commercial production of organic phosphate in Canada and an expanding fertiliser distribution business in Australia; the former President and CEO of Recife Gold, an emerging explorer and developer of gold assets in Brazil; the President and CEO of Search Minerals Inc. (TSX-V:SMY), a company focused on the exploration and development of Strategic Metals; and a founder and the President and Chief Executive Officer of Rio Verde Minerals Development Corp. (TSX:RVD), a company he took from concept to listing onto the TSX, with over $30 million completed in equity financings. Mr. Keith led Rio Verde until its acquisition by B&A Fertilizers Limited on March 13, 2013. Mr. Keith has previously held the titles of Vice President, Corporate Development at Plutonic Power Corporation; Director, Investment Banking at Thomas Wiesel Partners; Vice President, Investment Banking at Westwind Partners Mining Group; and Manager, Technical Services with Knight Piesold Consulting. He holds a BSc, Applied Science (Queen's University), an International MBA (York University, Schulich School of Business) and a PEng (Ontario and British Columbia).

Common Shares	Board and Committees	Meeting Attendance	Other Board Public Companies
1,000	Board Audit (Chair) Governance and Compensation (Chair)	5 of 5 4 of 4 1 of 1	GrowMax Resources Corp.

Roberto Giannetti Da Fonseca Sao Paulo, Brazil New Nominee	Mr. Roberto Giannetti Da Fonseca is an economist and businessman with expertise on mining economics. He is currently CEO of Kaduna Consulting Group, which provides extensive service as a business advisor to more than 50 Brazilian and multinational companies. He is also Executive Director of International Affairs and Foreign Trade (FIESP), a Sao Paulo State business industrial association with more than 130,000 associates. From 2000-2002, he was the Secretary of Foreign Trade, Brazilian Federal Government. Mr. Da Fonseca is a graduate of economics from the Faculty of Economics and Business Administration of the University of Sao Paulo.

Common Shares	Board and Committees	Meeting Attendance	Other Board Public Companies
-	N/A	N/A	Search Minerals Inc.

Phillip Reade Sao Paulo, Brazil New Nominee	Mr. Reade has over 20 years of business experience, mostly as an investor and as an entrepreneur. Currently, he invests both in the public markets as well as in private deals, mostly in equity, and he is in the process of launching a new investment company, focused in global public equities in out of favor markets. For 7 years, until February 2016, Mr. Reade was a Partner, Co-Portfolio Manager and Co-Head of the Investment Team at Tarpon Investimentos, one of Brazil´s largest independent equities fund with over USD 3 billion (as of April 2017, the fund generated a 21,7% annual return net of fees in USD, since inception in 2002). At Tarpon, Philip served as Chairman of the Board at Cremer, Somos Educação, Omega and as Board Member of Metalúrgica Gerdau and Tempo Participações. Prior to Tarpon, Mr. Reade was the Head of the Brazilian operations of the NY-based hedge fund, Marathon Asset Management, which focused on private and public equities as well as structured credit. Before Marathon, Mr. Reade worked for Goldman Sachs in Sao Paulo as part of the Investment Banking division. Prior to Goldman, he founded and ran Brasilis Seafood, a company that financed seafood processing plants in Brazil. Mr. Reade started his career at Brazilian Banco Garantia, founded by Brazilian entrepreneur and 3G founder Jorge Paulo Lemann, and then at McKinsey & Co as a business analyst at the Sao Paulo office. He holds a BS in Economics from the University of São Paulo and an MBA from Stanford University.

Common Shares	Board and Committees	Meeting Attendance	Other Board Public Companies
-	N/A	N/A	None

8

COMPEnsation, DISCUSSION, AND ANALYSIS

The following compensation discussion and analysis is provided to set forth and provide insight into the compensation that the Company provided to its Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers of the Company (“Named Executive Officers” or “NEOs”) for the year ended December 31, 2016 (the “2016 Fiscal Year”).

The Company’s compensation program is designed to accomplish the following:

•	support the clear refinement and alignment of goals, targets and plans of the Company;
•	fairly recognize and reward an executive officer’s current and future expected contribution to the achievement of corporate financial and non-financial objectives;
•	ensure that an appropriate portion of total compensation is variable (i.e. awards under the Company’s short term and long term incentive programs) and linked to individual and corporate standards, goals and performance;
•	attract, retain and motivate highly skilled and experienced executive officers by providing compensation that is competitive within the small to mid-tier mining market; and
•	align the interests of executive officers with the interest of the Company’s shareholders.

During the 2016 Fiscal Year, the Company had the following NEOs: (i) Rodrigo Barbosa, then CFO and current President & CEO; (ii) Ryan Goodman, VP Legal Affairs & Business Development; (iii) Fernando Cornejo, VP Projects; and (iv) Monty Reed, General Manager, San Andres Mine. In addition to the foregoing, the Company’s former President & CEO, Jim Bannantine (resigned effective January 15, 2017) and the Company’s former CFO, Rory Taylor (resigned effective October 3, 2016), are each considered a NEO.

Mr. Barbosa joined the Company in October 3, 2016 and became the President & CEO of the Company on January 15, 2017.

The services of James Bannantine were provided through a management consulting services agreement, please see “Management Contracts” below.

Elements of Executive Compensation

The Company utilizes the following forms of compensation for its executive compensation program: (i) base salary; (ii) annual bonus; (iii) long term incentive plans; and (iv) benefits plan. The details of each element and why the Company chooses to pay each element is noted below.

Base Salary. Base salaries are fixed and therefore not subject to uncertainty and provide executives with a regular defined and certain income. Base salaries are an essential part of the Company’s compensation program as they enable the Company to attract and retain highly qualified and experienced executive officers and remain competitive with peer groups.

The Governance and Compensation Committee considers the particular responsibilities related to the position, the executive’s experience level and past performance and the recommendations made by the President and CEO in respect of other executive officers. In addition, the Governance and Compensation Committee also considers median compensation paid by comparable companies by referencing compensation data of companies provided in various reports published by Global Governance Advisors which provides an overview of market practices across the global mining industry for senior executives and board members

Annual Bonus Payments. Annual bonuses are a variable component of compensation granted under the Company’s short term incentive plan (“STIP”). The STIP is designed to reward executive officers for individual and corporate achievements of stated objectives. Executive officers, including the NEOs, are eligible for annual bonuses in cash after taking into account individual and corporate performance and exceptional corporate events, including significant transactions. Bonuses will only be awarded to an executive officer if a threshold level of performance is achieved.

Long-Term Incentive Plans. Stock options are variable components of compensation granted under the Company’s long term incentive plan (“LTIP”). The LTIP is designed to promote ownership of the Company and align the interests of executive officers with the interests of the Company’s shareholders. Stock options are designed to assist the Company in attracting, retaining and motivating executive officers to achieve sustained, long-term profitability and increases in stock value over time.

The Company’s former stock option and share compensation plan and the treasury share unit plan were not put forth for re-approval by the Company’s shareholders at the Company’s 2016 annual general meeting and as such no further grants from these plans may be issued. The Company is seeking approval from its shareholders for a new stock option plan, details of which are set out under the heading “Securities Authorized For Issuance Under Equity Compensation Plans” and “Particulars of Additional Matters to be Acted Upon”.

9

In determining the granting of option-based awards to executive officers for 2016 Fiscal Year, the Governance and Compensation Committee and Board considered, among other things, each executive officer’s current and future expected contribution to the advancement of corporate objectives, his or her position and level in the organization, the total number of option-based and stock-based awards outstanding and previous grants to the executive officer.

Benefit Plans. The Company provides a benefit package to help ensure the health of its NEOs which also provides access to insurance at a reduced cost. The benefit package also helps to boost morale, increase loyalty and reduce turnover. In addition, the Company believes that its benefit plans improve productivity and reduces absenteeism. The Company’s benefits package consists of medical, dental, short term and long term disability, life insurance and accidental death and dismemberment coverage. The Company also sponsors a voluntary RRSP contribution program to support individuals in saving for retirement. Under the RRSP contribution program, an eligible executive officer’s contribution to RRSPs is matched dollar for dollar by the Company up to the lesser of 3.5% of his or her base salary and C$10,000.

Setting Executive Compensation and Compensation Governance

The Company’s Governance and Compensation Committee is responsible for ensuring that the Company has in place an appropriate plan for executive compensation and for making recommendations to the Board with respect to the compensation of its executive officers. The Governance and Compensation Committee ensures that total compensation paid to all active NEOs is fair and reasonable and is consistent with the Company’s compensation philosophy.

The Governance and Compensation Committee is currently comprised of three independent Board members: Stephen Keith, Patrick Mars and Juarez Saliba de Avelar. Each member has held senior executive and board positions with other base metal and/or precious metal companies where they have had direct involvement in the development and implementation of compensation policies and practices for employees at all levels, including executive officers. In addition to the Governance and Compensation Committee, the Company’s President & CEO is actively involved in the determination of the Company’s compensation programs (other than with respect to his own compensation). The Governance and Compensation Committee will be reconstituted following the Meeting.

A minimum of once per year the Company conducts a detailed review of the corporate and individual performance, cash compensation, individual and corporate goals and overall compensation package of each executive officer and considers base salary adjustments and short term and long term incentive awards.

Compensation Benchmarking. In 2013 and 2014 the Company retained The Human Well, an outside independent compensation advisor, to conduct a compensation review of key executive officers of the Company and to provide recommendations and advice on the competitiveness and appropriateness of each executive officer’s compensation package based on benchmarking analysis. For 2015 and 2016, in an effort to conserve cash, management did not obtain an independent review however the Company relied on independent reports such as the Report on Executive & Board Remuneration conducted by Global Governance Advisors which provides an overview of market practices across the global mining industry for senior executives and board members.

In addition, the Governance and Compensation Committee reviewed the Company’s position as a small mid-tier company competing with other such companies including Endeavour Mining Corporation, Klondex Mines Ltd., Mandalay Resources Corp. Richmont Mines Inc. and SEMAFO Inc. The Governance and Compensation Committee analysed the need to balance salary increases in the face of a poor overall market and the Company’s share price performance, including with respect to its shareholder makeup, its organizational performance, recent recovery, the need for financing, retention factors, and the need for great care with respect to pay for performance and ability to pay.

Compensation Risks. A misalignment between the Company’s vision and corporate objectives and employee performance and decision-making can be a significant risk. To date, the Company has not identified any risks arising from our compensation policies and practices that are reasonably likely to have an adverse material effect on the Company.

The senior management team, Governance and Compensation Committee and Board regularly reviews our compensation policies and practices to manage ongoing motivation and retention and market competitiveness, as well as to encourage responsible and thoughtful decision making by employees that is focused and aligned with the efforts and priorities of the Company and its corporate objectives. We have: (i) human resources professionals at each operation engaged to manage the consistency and fairness of our programs, advise team members on effective goal setting and performance management; (ii) a Governance and Compensation Committee dedicated to overseeing the Company’s compensation policies and practices; and (iii) a Board engaged in the annual objective setting and the executive compensation approval process. In addition to the foregoing, the Company has in the past retained a local compensation expert to review compensation appropriateness and changing market conditions.

10

Our short-term incentive and long term incentive plans have been specifically created to provide a challenging and motivating work environment with measurable indicators for success. Rewards are based upon planning and achievement of milestones and objectives. Our yearly corporate objectives include items associated with health, safety and corporate social responsibility; budget and cashflow; production, unit cost targets; and project milestones. Departmental and individual objectives are linked to the corporate objectives, thus helping to align the efforts of employees at all levels. Objectives are also created with a longer-term strategy in mind, and the collective achievement of annual objectives contributes to that longer-term vision. This process reduces the risk to the Company as it breaks large, long-term goals into manageable and planned shorter term objectives, keeping the team focused on the most important tasks, in the right sequence and in the timeframes required, to make our long-term vision and objectives a reality. In doing so, payment for the accomplishment of planned and staged objectives reduces the risk of payment for accomplishment of a task that actually extends over a longer period of time. Rewards support real achievements, and help to modify behaviors and performance, if necessary.

Compensation expense attributed to all employees, including executive officers, is not material in comparison to the Company’s overall budget and total revenue. Total compensation to NEOs (including then NEOs who are no longer with the Company) in the 2016 Fiscal Year was approximately $1,739,731 being approximately 1% of total revenue (approximately $165,763,000). Please note that for the purposes of this Information Circular, the Company has included six NEOs, two of whom are no longer with the Company. No NEO or director is permitted to purchase financial instruments that are designed to offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the NEO or director.

EXECUTIVE COMPENSATION

Except as noted, all amounts in the tables and notes below for the 2016 Fiscal Year have been awarded, earned, paid or are payable in Canadian dollars, but are shown in United States dollars and have been converted from Canadian dollars based on the noon exchange rate reported by the Bank of Canada on December 31st of each year. Fluctuation in the exchange rate may affect year-over-year comparability. Messrs. Bannantine, Reed and Barbosa were paid in United States dollars.

Summary Compensation Table and Narrative Discussion

Set out below are particulars of compensation paid to the NEOs for the years noted.

Name and Principal Position	Year	Salary ($)	Share- Based Award ($)(1)	Option-Based Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		Pension Value ($) (4)	All Other Compensation ($) (5)	Total Compensation ($)
					Annual Incentive Plan (3)	Long-Term Incentive Plan
James Bannantine Former President & CEO	2016	523,000(6)	-	23,629	-	-		10,000	556,629
	2015	430,763	65,850	20,937	247,500	-	9,152	10,000	784,202
	2014	425,467	51,720	59,922	269,118	-	8,620	10,000	815,652

Rory Taylor Former CFO	2016	288,927		13,783	-	-	7,550	612	310,873
	2015	200,940	34,434	12,241	127,574	-	9,174	1,103	385,437
	2014	247,636	-	19,705	106,964	-	8,235	1,215	383,756

Monty Reed GM, San Andres Mine	2016	321,300	-	11,814		-	-	36,219	369,333
	2015	298,923	-	9,671	153,000	-	-	29,964	491,557
	2014	290,816	-	16,421	150,000	-	-	16,680	473,917

Ryan Goodman VP Legal Affairs & Business Development	2016	187,147	-	7,876	-	-	6,550	1,110	202,648
	2015	163,703	-	15,950	92,305	-	5,382	868	278,209
	2014	166,707	-	11,166	56,824	-	5,544	965	241,207

Fernando Cornejo VP Projects	2016	181,204	-	7,482	-	-	6,342	547	195,576
	2015	156,720	-	15,601	89,374	-	5,065	186	266,945
	2014	117,186	-	6,234	27,291	-	-	145	150,856

Rodrigo Barbosa President & CEO (and acting CFO)	2016	62,500(7)	-	-	-	-	-	-	62,500
	2015	-	-	-	-	-	-	-	-
	2014	-	-	-	-	-	-	-	-

(1)	During the year ended December 31, 2016, 121,130 RSUs were exercised with a deemed exercise price between C$1.80 to C$2.30 (the fair value of the RSUs is determined on the grant date). There were no RSUs issued for the year ended December 31, 2016.

11

(2)	For 2016, the amount is based on the grant date fair value of the award for a financial year using the Black-Scholes option pricing model with the following assumptions: (i) expected volatility 103%; (ii) risk-free interest rate 0.43%; (iii) expected life 2.8 years; and (iv) expected dividend yield 0%. Option pricing models require the input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimated, and therefore, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

(3)	Represents cash bonuses. Amounts may have been paid in a subsequent year but amounts are included in the year that the amount was earned. As of the date of the Information Circular, no annual incentive payments have been declared for Fiscal Year 2016.

(4)	Represents the amount contributed by the Company to the voluntary RRSP contribution plan.

(5)	Represents the amount contributed by the Company to the Ontario Health Insurance Plan, Life Insurance, Gym membership and medical benefits.

(6)	Salary of $495,000 per annum. Amount includes $28,000 of salary deferral from 2015.

(7)	Salary of $250,000 for Fiscal Year 2016 and $350,000 per annum on becoming President & CEO on January 15, 2017.

Significant terms of each NEOs employment agreement are set out under the heading “Termination and Change of Control Benefits”.

Incentive Plan Awards

Outstanding share-based awards and option-based awards

The following table sets forth all share-based awards and option-based awards outstanding at the end of the 2016 Fiscal Year with respect to each of the NEOs.

	Option-Based Awards					Share-Based Awards
Name and Principal Position	Number of Common Shares Underlying Unexercised Options (#)	Option Exercise Price (C$)	Option Grant Date (d/m/y)	Option Expiry Date (d/m/y)	Value of Un-exercised In-the-Money Options ($)(1)	Number of Common Shares that Have Not Vested (#)	Value of Share-Based Awards that Have Not Vested ($)	Value of Vested Share-Based Awards Not Paid Out or Distributed ($)
James Bannantine Former President & CEO	70,000	3.00	02/01/2013	15/04/2017	-	20,000(2)	$24,160	-
	10,000	14.70	06/01/2012	15/04/2017	-
Rory Taylor Former CFO	35,000	0.85	05/02/2016	20/07/2017	19,819	-	-	-
	35,000	1.00	01/01/2015	20/07/2017	15,855
	30,000	1.20	22/01/2014	20/07/2017	9,060
	25,000	3.00	02/01/2013	20/07/2017	-
	6,000	4.70	10/07/2012	10/07/2017	-
	10,000	9.40	11/04/2012	11/04/2017	-
Monty Reed GM, San Andres Mine	30,000	0.85	05/02/2016	05/02/2021	16,988	-	-	-
	30,000	1.00	01/01/2015	01/01/2020	13,590
	25,000	1.20	22/01/2014	22/01/2019	7,550
	35,000	3.00	02/01/2013	02/01/2018	-
	11,429	14.70	06/01/2012	06/01/2017	-
Ryan Goodman VP Legal Affairs & Business Development	20,000	0.85	05/02/2016	05/02/2021	11,325	-	-	-
	20,000	1.00	01/06/2015	01/06/2020	9,060
	20,000	1.00	01/01/2015	01/01/2020	9,060
	17,000	1.20	22/01/2014	22/01/2019	5,134
	17,000	3.00	02/01/2013	02/01/2018	-
	15,000	4.40	29/06/2012	29/06/2017	-
Fernando Cornejo, VP Projects	19,000	0.85	05/02/2016	05/02/2021	10,759	-	-	-
	20,000	1.00	01/06/2015	01/06/2020	9,060
	19,000	1.00	01/01/2015	01/01/2020	8,607
	10,000	1.50	20/05/2014	20/05/2019	755
Rodrigo Barbosa (5) President & CEO (and acting CFO)	-	-	-	-	-	-	-	-

(1)	Based on the difference between the stock option exercise price and the closing price of the Common Shares (C$1.60) on the TSX on December 31, 2016.

(2)	On December 15, 2014 Mr. Bannantine was granted 60,000 RSUs. The RSUs vest and will be exercisable subject to a 36-month vesting period in three equal tranches commencing on October 15, 2015 and long term performance targets as determined by the Governance and Compensation Committee and the Board. On January 15, 2017, the 20,000 RSUs were terminated upon Mr. Bannantine’s resignation as President & CEO.

Incentive plan awards – value vested or earned during the year

12

The following table sets forth the value vested or earned in connection with incentive plan awards during the 2016 Fiscal Year with respect to each of the Named Executive Officers.

Name	Option-based awards Value vested during the year ($) (1)	Share-based awards Value vested during the year ($)	Non-equity incentive plan compensation Value earned during the year (C$)
James Bannantine (former CEO)	53,300	-	-
Rory Taylor (former CFO)	24,265	-	-
Monty Reed	20,661	-	-
Ryan Goodman	20,332	-	-
Fernando Cornejo	19,273	-	-
Rodrigo Barbosa	-	-	-

(1)	Based on the difference between the stock option exercise price and the closing price of the Common Shares (C$1.60) on the TSX on December 31, 2016.

Termination and Change of Control Benefits

Except as otherwise noted, as at December 31, 2016, the Company, including its wholly-owned subsidiaries, had the following employment agreements containing termination and/or change of control provisions with each of its NEOs. As of the date of this Information Circular, no cash bonuses have been approved for the 2016 Fiscal Year.

The Company had an employment agreement with Mr. Bannantine dated September 13, 2011, as amended and entered into with Acumen (on January 15, 2017, this agreement was terminated; please see Additional Information – Management Contracts). Pursuant to the agreement, upon termination by the executive officer for Good Reason the Company shall pay a lump sum severance payment to the executive officer of 24 months’ compensation. “Good Reason” means: (i) a material reduction in the executive officer’s responsibilities, authorities or duties with the Company; (ii) the executive officer’s services as the officer of the Company are no longer required or the position of the officer of the Company is eliminated such that the executive officer will no longer serve as the officer of the Company, other than by reason of promotion or termination for cause; (iii) the Company fails to pay the executive officer any compensation payable hereunder or to grant any options or provide other non-cash compensation to be granted provided hereunder, which failure is not cured within thirty days of receipt by the Company of written demand from the executive officer which describes in reasonable detail the default; (iv) a material reduction of compensation; and (v) a material reduction in the executive officer’s reasonable opportunity to earn incentive compensation under any incentive plan which the Company may later create in which the executive officer is a participant. On January 15, 2017, Mr. Bannantine resigned for “Good Reason” and, as a result, the Company owes an additional $1,014,000 to Acumen related to termination benefits of Mr. Bannantine.

The Company has an employment agreement with Mr. Barbosa dated October 3, 2016, as amended (on January 15, 2017, the employment agreement was amended to include the title of President & CEO). Pursuant to the agreement, upon termination by the executive officer for Good Reason, the Company shall pay a lump sum severance payment to the executive officer of 12 months’ annual salary. “Good Reason” is defined as above. In the event that the Company terminates the executive officer’s employment without cause or the executive officer resigns for Good Reason within the last day of the 6-month period after a Change of Control, the Company shall provide the executive officer with a lump sum cash amount equal to 12 months’ annual salary. “Change of Control” means: (i) the removal, by extraordinary resolution of the shareholders of the Company, of more than 51% of the then incumbent directors of the Company, or the election of a majority of directors to the Board who were not nominees of the Company’s incumbent Board at the time immediately preceding such election; (ii) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company and another corporation or other entity that results in those who were the holders of the Common Shares of the Company prior to the transaction’s completion holding less than 50% of the outstanding common shares of the successor company after the transaction’s completion; or (iii) any person, entity, or group of persons or entities acting jointly or in concert, as that term is defined in the Securities Act (Ontario) (individually and collectively, an “Acquiror”) acquires Common Shares, or acquires the right to vote or direct the voting of Common Shares that, when added to the Common Shares the Acquiror already owns of record or beneficially, or of which the Acquiror has the right to direct the voting, would entitle the Acquiror to vote or direct the voting of 20% or more of the outstanding Common Shares. In return for the lump sum payment above, the executive officer is required to sign and deliver to the Company a full and final release of all claims against the Company in a form acceptable to the Company. Mr. Barbosa would not have been entitled to any incremental payments as of December 31, 2016.

13

The Company has employment agreements with Messrs. Reed, Goodman and Cornejo. Pursuant to the agreements, upon termination by the executive officer for Good Reason, the Company shall pay a lump sum severance payment to the executive officer of 12 months’ annual salary. “Good Cause” means the occurrence of any of the following: (a) a material reduction in the executive officer’s responsibilities; (b) a reduction in the executive officer’s annual salary; (c) a failure by the Company to continue the executive officer’s participation in the Company’s benefits and incentive plans (if any); or (d) any other event or circumstance that would constitute constructive dismissal at common law. In the event that a Change of Control (as defined above) occurs, and if in addition: (i) the executive officer’s employment with the Company is subsequently or contemporaneously terminated by the Company without just cause within six months of the date of a Change of Control; or (ii) the executive officer does not continue to be employed by the Company at a level of status, responsibility or remuneration which, taken as a whole, is at least commensurate to that which the executive officer enjoyed prior to the Change of Control, and the executive officer elects in a written notice to the Company within six months of the date of the Change of Control to treat his employment as being terminated as a result with the termination being effective, then the Company must pay a severance payment to such executive officer equal to 12 months’ base salary. Assuming a change of control took place on December 31, 2016, Messrs. Reed, Goodman and Cornejo would have received approximately $321,300, $187,147, and $181,204, respectively, in lieu of salary plus benefits.

On January 1, 2017 Mr. Goodman entered into an employment agreement on similar terms to Mr. Barbosa and conditions regarding “Good Reason”. In addition, should Mr. Goodman be terminated for Good Reason or a Change of Control from the period January 1, 2017 to February 1, 2018, Mr. Goodman shall be entitled to 24 months’ salary plus benefits.

Each of the above NEOs has entered into a confidentiality agreement which upon termination of employment, remains in full force and effect.

Upon termination of a NEOs employment for cause, the Company is not required to make any payments to such NEO, other than for his annual base salary, benefits and vacation pay earned up to the date of termination.

Performance Graph

The following graph compares the cumulative shareholder return on a C$100 investment in Common Shares to a similar investment in companies comprising the S&P/TSX Composite Index from January 1, 2012 to December 31, 2016.

	2012-01-01	2012-12-31	2013-12-31	2014-12-31	2015-12-31	2016-12-31
Aura Minerals Inc.	C$100	24.80	7.60	6.00	6.80	12.80
S&P/TSX Composite Index (TX4)	C$100	104.75	117.55	124.29	111.85	134.78
S&P/TSX Global Mining Index (TXGM)	C$100	98.19	80.79	70.66	52.36	75.62
S&P/TSX Global Gold Index (TTGD)	C$100	85.31	44.85	42.27	37.99	57.34

Compensation of the Company’s executive officers is comprised of different elements, including elements that do not directly correlate to the market price of the Common Shares, such as base salary, as well as elements that more closely correlate to the Company’s performance and financial condition, such as medium-term and long-term incentives. The elements of executive compensation are designed to attract and retain quality executives to manage the growth and development of the business.

The mining industry is intensely competitive in all of its phases and the Company competes with many companies that possess greater financial and technical resources. Such competition may result in the Company being unable to retain qualified employees. The success of the Company is dependent on senior management. The experience of these individuals will be a factor contributing to the Company’s continued success and growth. The loss of one or more of these individuals could have a material adverse affect on the Company’s business prospects.

14

Director Compensation

Directors’ fees are recommended by the Governance and Compensation Committee based on a review of prevailing market conditions and a comparison to peer group companies with similar lines of business, market capitalization and public stock exchange listings. This recommendation is then subject to the approval of the Board. Part of the Governance and Compensation Committee’s role is to promote open communication within the Board and to align shareholder and Board interests. The Board’s philosophy is to provide competitive compensation to recognize membership on the Board and the role of directors with a mix of retainers and meeting fees at the 50th percentile of the Company’s peer group and with equity grants at slightly beyond the 50th percentile moving towards grants of Common Share in the Company as compared to options as the Company matures.

The independent directors of the Company receive the following compensation for their services in their capacity as directors. Membership on each committee of the Board is discussed above under the heading “Election of Directors”.

Membership	Compensation ($CAD)
Chair of the Board	$47,000 per annum, paid quarterly in advance
Lead Director	$47,000 per annum, paid quarterly in advance
Membership on the Board (excluding the Chair)	$32,000 per annum, paid quarterly in advance
Chair of the Audit Committee	$10,000 per annum, paid quarterly in advance
Membership on the Audit Committee (excluding the Chair)	$4,000 per annum, paid quarterly in advance
Chair of the Governance, Nomination and Compensation Committee	$7,500 per annum, paid quarterly in advance
Membership on the Governance, Nomination and Compensation Committee (excluding the Chair)	$2,000 per annum, paid quarterly in advance
Per Board/Committee meeting	$1,500 per meeting, paid quarterly in arrears

All directors are reimbursed for actual expenses reasonably incurred in connection with the performance of their duties as directors. In certain situations, the time commitment of Board members in connection with travel to the Company’s operations in Mexico, Honduras and Brazil is much greater than what is typically expected of a Board member and in those situations such Board member will receive up to C$1,500 per day fee for travel.

Director Compensation Table

Except as noted below, the Company has no arrangements, standard or otherwise, pursuant to which the non-NEO directors are compensated by the Company for their services in their capacity as directors, or for committee participation, involvement in special assignments or for services as a consultant or expert during the 2016 Fiscal Year. Except as noted below, none of the Company’s current non-NEO directors have received any manner of compensation for services provided in their capacity as directors, consultants or experts during the Company’s most recently completed financial year. The following table sets forth all amounts of compensation provided to the non-executive directors of the Company during the 2016 Fiscal Year.

Name	Fees earned ($)(1)	Fees Accrued (not yet paid)	Share-based awards ($)(2)	Option-based awards ($)(3)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Paulo Brito	-	-	-	-	-	-	-	-
Stephen Keith	10,193	24,349	71,415	15,752	-	-	-	121,709
Patrick Mars	14,534	30,200	97,626	15,752	-	-	-	158,112
Juarez Saliba de Avelar	18,120	18,120	-	-	-	-	-	18,120
William Murray (former director)	11,608	0	106,613	15,752	-	-	-	133,974
Tom Ogryzlo (former director)	10,004	0	112,6395	15,752	-	-	-	138,451

(1)	Includes all fees awarded, earned, paid or payable in cash for services as a director, including annual retainer fees, committee, chair and meeting fees.

(2)	Represents DSUs granted in lieu of Board fees.

(3)	Amount is based on the grant date fair value of the award for a financial year using the Black-Scholes option pricing model with the following assumptions: (i) expected volatility 103%; (ii) risk-free interest rate 0.43%; (iii) expected life 2.8 years; and (iv) expected dividend yield 0%. Option pricing models require the input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimated, and therefore, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

The following table sets forth all share-based awards and option-based awards outstanding at the end of 2016 Fiscal Year with respect to each of the non-executive directors.

15

	Option-Based Awards					Share-Based Awards
Name	Number of Common Shares Underlying Unexercised Options (#)	Option Exercise Price (C$)	Option Grant Date (d/m/y)	Option Expiry Date (d/m/y)	Value of Un-exercised In-the-Money Options ($)(1)	Number of Common Shares or Units of Common Shares that Have Not Vested (#)	Market or Payout Value of Share-Based Awards that Have Not Vested ($)	Market or Payout Value of Vested Share-Based Awards Not Paid Out or Distributed ($)
Paulo Brito	-	-	-	-	-	-	-	-
Stephen Keith	40,000	0.85	05/02/2016	05/02/2021	22,650	-	-	65,764
	22,500	1.00	01/01/2015	01/015/19	10,193
	20,000	1.20	22/01/2014	22/01/2019	6,040
	20,000	3.00	02/01/2013	02/01/2018	-
	10,000	14.70	06/01/2012	06/01/2017	-
Patrick Mars	40,000	0.85	05/02/2016	05/02/2021	22,650	-	-	85,012
	22,500	1.00	01/01/2015	01/015/19	10,193
	20,000	1.20	22/01/2014	22/01/2019	6,040
	20,000	3.00	02/01/2013	02/01/2018	-
	10,000	14.70	06/01/2012	06/01/2017	-
Juarez Saliba de Avelar	-	-	-	-	-	-	-	-
William Murray (former director)	10,000	14.70	06/01/2012	06/01/2017	-	-	-	-
Tom Ogryzlo (former director)	10,000	14.70	06/01/2012	06/01/2017	-	-	-	-

(1)	The figures are based on the difference between the stock option exercise price and the closing market price of the Common Shares (C$1.60) on the TSX on December 31, 2016.

In April 2010 the Company implemented a deferred share unit plan (“DSU Plan”), which is available to all directors of the Company who are not employees of the Company or any of its affiliates, including the non-executive Chairman of the Board. On April 24, 2017, the Company terminated the DSU Plan. No DSUs were granted to directors during the 2016 Fiscal Year.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The below table sets forth information on the Company’s equity compensation plans that were previously approved by shareholders as at December 31, 2016 (as at December 31, 2016 the Company had 33,420,356 Common Shares issued and outstanding). The Company does not have any compensation plans under which equity securities of the Company are issuable that have not been approved by shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Stock Option and Share Compensation Plan	1,136,044 (options)	C$2.94	Nil (options)
TSU Plan (RSUs)	20,000(1)	N/A	Nil
Total	1,156,044		Nil

(1)	Terminated on January 15, 2017 upon Mr. Bannantine’s resignation as President & CEO of the Company.

As noted above, the Company’s former stock option and share compensation plan and the treasury share unit plan were not put forth for re-approval by the Company’s shareholders at the Company’s 2016 annual general meeting and as such no further grants from these plans may be issued. The Company is seeking approval from its shareholders for a new stock option plan, details of which are set out under the heading “Particulars of Additional Matters to be Acted Upon”.

PARTICULARS OF ADDITIONAL MATTERS TO BE ACTED UPON

16

Approval of Stock Option Plan

At the 2016 Annual General and Special Meeting of shareholders of the Company held on May 10, 2016, the proposed resolution to reconfirm the Company’s previous stock option and share compensation plan (the “Old Option Plan”) was withdrawn at the meeting. As a result, no further grants of options are permitted under the Old Option Plan and the Company currently does not have a security-based compensation plan to allow for equity compensation grants to its directors, officers, employees or consultants.

On April 24, 2017, the directors of the Company adopted a new Stock Option Plan of the Company (the “2017 Option Plan”), to allow the Company to grant options to eligible participants, including certain directors, officers, employees and consultants of the Company. In accordance with TSX policies, the Company is required to seek shareholder approval of the implementation of any security based compensation plans. Accordingly, at the Meeting, the Company will be seeking shareholder approval of the 2017 Option Plan, as more particularly described below.

The 2017 Option Plan is intended to make the Company’s compensation strategy more consistent with comparable issuers and to better align with the requirements of institutional investors. The 2017 Option Plan reserves for issuance, when taken together with Common Shares reserved for issuance pursuant to all of the Company’s security based compensation arrangements then either in effect or proposed, a maximum of 8% of the issued and outstanding Common Shares.

As of the date of this Information Circular, the Company has 949,100 stock options issued and outstanding (33,420,356 Common Shares are issued and outstanding as at the date of this Information Circular being approximately 2.83% of the issued and outstanding Common Shares) as follows:

Grant Date	Expiry Date	Exercise Price	Outstanding	Exercisable
2012/05/14	2017/05/14	$3.900	6,700	6,700
2012/06/29	2017/06/29	$4.400	15,000	15,000
2012/07/10	2017/07/10	$4.700	6,000	6,000
2012/09/24	2017/09/24	$4.300	5,000	5,000
2013/01/02	2018/01/02	$3.000	208,500	208,500
2013/02/07	2018/02/07	$3.500	2,500	2,500
2013/08/13	2018/01/02	$3.000	6,300	6,300
2013/08/13	2018/08/13	$2.000	15,000	15,000
2014/01/22	2019/01/22	$1.200	190,100	190,100
2014/05/20	2019/05/20	$1.500	10,000	10,000
2015/01/01	2020/01/01	$1.000	196,000	196,000
2015/06/01	2020/06/01	$1.000	40,000	40,000
2016/02/05	2021/02/05	$0.850	248,000	248,000
TOTALS:			949,100	949,100

Details of the 2017 Option Plan

At the Meeting, the Shareholders will be asked to pass resolutions to approve the 2017 Option Plan as more particularly described below. A copy of the 2017 Option Plan may be obtained by any shareholder by request to the Secretary of the Company at 600 – 4770 Biscayne Blvd., Miami Florida 3317 or by email to rgoodman@auraminerals.com. The following is a summary of the 2017 Option Plan and is subject to the specific provisions of the 2017 Option Plan and readers are encouraged to read it in its entirety.

The purpose of the 2017 Option Plan is to advance the interests of the Company through the motivation, attraction and retention of officers, directors and employees of the Company and such other key individuals (including consultants) as the Board deems reasonably appropriate. The following is an overview of the key provisions of the 2017 Option Plan:

1.	The 2017 Option Plan will be administered by the Board or a committee of the Board.

2.	The 2017 Option Plan reserves for issuance, when taken together with Common Shares reserved for issuance pursuant to all of the Company’s security based compensation arrangements then either in effect or proposed, a maximum of 8% of the issued and outstanding Common Shares.

3.	Subject to the limitations of the 2017 Option Plan, applicable law and the requirements of each applicable stock exchange, the Board has the authority: (i) to grant to eligible persons options to purchase Common Shares; (ii) to determine the terms, limitations, restrictions and conditions upon such grants; (iii) to interpret the 2017 Option Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the 2017 Option Plan as the Board may from time to time deem advisable, subject to required prior approval by any applicable regulatory authority or stock exchange; (iv) to correct any defect, supply any omission or reconcile any inconsistency in the 2017 Option Plan or any option agreement; and (v) to make all other determinations and to take all other actions in connection with the implementation and administration of the 2017 Option Plan as the Board may deem necessary or advisable.

17

4.	The following insider participation limits apply: (i) the number of Common Shares issuable to insiders, at any time, pursuant to the 2017 Option Plan and other security based compensation arrangements shall not exceed 8% of the issued and outstanding Common Shares; (ii) the number of Common Shares issued to insiders, within a one-year period, pursuant to the 2017 Option Plan and other security based compensation arrangements shall not exceed 8% of the issued and outstanding Common Shares; and (iii) the number of Common Shares issuable to non-employee directors pursuant to the 2017 Option Plan and other security based compensation Arrangements shall not exceed 1% of the issued and outstanding Common Shares.

5.	The Board will establish the exercise price of an option at the time that the option is granted, which exercise price must be in all cases not less than the price required by applicable regulatory authorities or any applicable stock exchange, which in the case of (a) the Toronto Stock Exchange or (b) any Option granted to a U.S. Taxpayer, is the Fair Market Value (as defined in the 2017 Option Plan).

6.	Options are personal to the participant and are non-transferable except in limited circumstances pursuant to the 2017 Option Plan.

7.	If a termination date occurs in respect of a participant for any reason whatsoever other than termination with cause and subject to any determination to the contrary by the Board, each option held by the participant will cease to be exercisable on the earlier of the expiry date and 90 days after the termination date.

8.	If an participant is terminated with cause, all vested and unvested portions will terminate immediately upon such termination.

9.	Unless determined by the Board: (i) options must expire no later than eight years after the date of grant; and (ii) options will vest yearly on a “straight line basis” as to one-third of the Common Shares under such option on each anniversary of the date of grant.

10.	In any case in which an Option is duly exercised, the Company may, in its sole discretion, elect to provide cash in lieu of Shares in an amount equal to the difference between the Fair Market Value of the underlying Shares (or any lesser amount agreed upon by the Company and the Participant) and the aggregate exercise price of such underlying Shares, subject to the payment to the Company of any applicable taxes by the Participant.

11.	In any case in which an option is exercisable, the Company may elect to purchase for cancellation the option for an amount equal to the difference between the Fair Market Value of the underlying Common Shares (or any lesser amount agreed upon by the Company and the participant) and the aggregate exercise price of such underlying Common Shares, subject to the payment to the Company of any applicable taxes by the participant. However, this right may be exercised by the Company only with the consent of the participant, which consent may be withheld for any reason.

12.	A participant may elect to effect a cashless exercise of any or all of such participant’s right under an option pursuant to the formula set forth in the 2017 Option Plan. In connection with any such cashless exercise, the participant would receive, without any cash payment (other than the taxes required to be paid in connection with the exercise which must be paid by the participant to the Company in cash at the time of exercise or as otherwise provided herein), such net number of Shares (which is minus the exercise price).

13.	If the Board at any time determines it advisable to do so in connection with a number of corporate transactions as set forth in the 2017 Option Plan, the Board, having regard to its fiduciary duties and the best interests of the Company, will address the economic value of the rights that participants, as a group, have in outstanding options in whatever manner the Board deems to be reasonable in the circumstances.

18

14.	The Board may amend, suspend or terminate the 2017 Option Plan or any portion of it at any time in accordance with applicable law and subject to any required regulatory or shareholder approval. However, except as otherwise provided in the 2017 Option Plan, unless consent is obtained from the affected participant, no amendment, suspension or termination may materially impair any options, or any rights related to options, that were granted to that participant prior to the amendment, suspension or termination. Any amendments to the 2017 Option Plan to change the maximum number of percentage of Common Shares issuable pursuant to Options granted under the Plan shall be deemed not to materially impair the rights of any Participant.

15.	Without limiting the generality of the foregoing, the Board, may make the following amendments to the 2017 Option Plan or an option granted under the 2017 Option Plan, as applicable, without obtaining approval of any participant or shareholder of the Company: (i) amendments to the terms and conditions of the 2017 Option Plan necessary to ensure that the 2017 Option Plan complies with applicable law and regulatory requirements, including the requirements of any applicable stock exchange, in place from time to time; (ii) amendments to the provisions of the 2017 Option Plan respecting administration of the 2017 Option Plan and eligibility for participation under the 2017 Option Plan; (iii) amendments to the provisions of the 2017 Option Plan respecting the terms and conditions on which options may be granted pursuant to the 2017 Option Plan, including the vesting schedule; (iv) the addition of, and any subsequent amendment to, any financial assistance provision; (v) amendments to the 2017 Option Plan that are of a “housekeeping” nature; (vi) amendments to the provisions relating to a change of control; and (vii) any other amendments not requiring shareholder approval under applicable laws or the requirements of any stock exchange.

16.	The Board may not, without approval of the Company’s shareholders, make amendments to the 2017 Option Plan or an option granted under the 2017 Option Plan with respect to the following: (i) an increase to the maximum number or percentage of securities issuable under the 2017 Option Plan; (ii) amendment provisions granting additional powers to the Board to amend the 2017 Option Plan or entitlements thereunder; (iii) a reduction in the exercise price of an outstanding option or other entitlements under the 2017 Option Plan; (iv) any cancellation and reissue of options or other entitlements; (v) any change to the categories of individuals eligible to be selected for grants of options where such change may broaden or increase the participation of non-employee directors under the 2017 Option Plan; (vii) an amendment to the prohibition on the transfer of options; (viii) an amendment to the amendment provisions of the 2017 Option Plan; (ix) an extension to the term of options; and (x) any changes to insider or non-employee director participation limits.

The above is a summary of the 2017 Option Plan and is subject to the specific provisions of the 2017 Option Plan and readers are encouraged to read it in its entirety. As of the date of this Information Circular, the Company has 949,100 stock options issued and outstanding (33,420,356 Common Shares are issued and outstanding as at the date of this Information Circular being approximately 2.83% of the issued and outstanding Common Shares) and such number of options will be included in the above noted 8% maximum.

If the securityholder approval for the 2017 Option Plan is approved at this year’s Meeting, the Company would have the ability to grant an additional 1,724,528 stock options pursuant to the 2017 Option Plan. This number is 5.16% of the current issued and outstanding Common Shares minus the 949,100 stock options currently issued and outstanding (being 2.83% of the issued and outstanding Common Shares) for a maximum of 10%.

Failure to obtain securityholder approval at this year’s Meeting would result in the Company not being permitted to make grants under the 2017 Option Plan until the securityholder approval is obtained. In accordance with TSX policies, the Company will also be required to seek shareholder approval with respect to the 2017 Option Plan every three years. Shareholders will therefore be requested to approve the following resolution:

“WHEREAS:

A.	The Board of Directors adopted, effective April 24, 2017, an incentive stock option plan (the “Option Plan”), which reserves for issuance a maximum of 8% of the total number of issued and outstanding Common Shares and does not have a fixed maximum number of Common Shares issuable.

B.	The rules of Toronto Stock Exchange provide that all unallocated options, rights or other entitlements under a security-based compensation arrangement that do not have a fixed number of maximum securities issuable be approved by shareholders on implementation and every three (3) years thereafter.

C.	The Board of Directors wishes to implement the Option Plan.

19

NOW THEREFORE, BE IT RESOLVED THAT:

1.	The Option Plan in substantially the form set forth in the Company’s Management Information Circular dated April 25, 2017 providing for the granting of options under the Option Plan is hereby approved.

2.	All unallocated options, rights or other entitlements under the Option Plan be and are hereby approved.

3.	The Company has the ability to continue granting options under the Option Plan until May 26, 2020, that is until the date that is three (3) years from the date where shareholder approval is being sought.

4.	Any one or more directors or officers of the Company be and is hereby authorized to execute any other documents as such one or more directors or officers deems necessary to give effect to the foregoing resolutions.”

Unless otherwise directed, the persons named in the enclosed Proxy intend to vote FOR the approval of the Option Plan.

Appointment of Auditor

PricewaterhouseCoopers LLP, Chartered Accountants (“PwC”), have been the auditors of the Company since July 6, 2007.

Unless authorization to do so is withheld, the persons named in the form of proxy accompanying the Notice of Meeting intend to vote FOR the re-appointment of PwC as the auditors of the Company to hold office for the ensuing year with remuneration to be fixed by the Board.

ADDITIONAL INFORMATION

Indebtedness of Directors and Executive Officers.

None of the current or former directors, officers or employees of the Company or any of its subsidiaries, nor any associate of such persons is as at the date hereof, or has been, during the financial year ended December 31, 2016, indebted to the Company or any of its subsidiaries in connection with a purchase of securities or otherwise. In addition, no indebtedness of these individuals to another entity has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding of the Company or any of its subsidiaries.

Interest of Certain Persons in Matters to be Acted Upon

No person who is either: (a) a director or executive officer of the Company who has held such position at any time since the beginning of the last financial year; (b) a proposed nominee for election as a director of the Company; or (c) an associate or affiliate of a person in (a) or (b) has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting other than as set forth in this Information Circular and specifically with respect to the election of directors.

Interest of Informed Persons in Material Transactions

Except as otherwise set forth herein, no director or executive officer of the Company or any of its subsidiaries, no person who beneficially owns, directs or controls, directly or indirectly, Common Shares carrying more than 10% of the voting rights attached to all outstanding Common Shares, no proposed director of the Company and no associate or affiliate of any of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of the Company's most recently completed financial year or in any proposed transaction which in either such case has materially affected or would materially affect the Company or any of its subsidiaries.

Management Contracts

No management functions of the Company or any of its subsidiaries are to any significant degree performed by a party other than the directors and executive officers of the Company or its subsidiaries except for as set forth below.

On January 1, 2015, the Company entered into a consulting agreement with Acumen Capital, LLC (“Acumen”), a company with an address of 5230 Casbury Drive, San Antonio, Texas, 78249 United States and which is controlled by Jim Bannantine, the Company’s previous President and Chief Executive Officer. Pursuant to the consulting agreement Mr. Bannantine is solely responsible for performing the management functions provided to the Company. The consulting agreement was terminated on January 15, 2017. For the year ended December 31, 2016, the Company paid consulting fees to Acumen of $1,027,000. As at December 31, 2016, the Company owed $64,000 to Acumen. Subsequent to December 31, 2016, the Company owed an additional of $1,014,000 to Acumen related to termination benefits as disclosed above.

20

Other Matters

Management of the Company knows of no matters to come before the meeting other than those referred to in the Notice of Meeting accompanying this Information Circular. However, if any other matters properly come before the meeting, it is the intention of the persons designated by management as proxyholders in the form of proxy accompanying this Information Circular to vote the same in accordance with their best judgment of such matters.

Additional Information

Additional information relating to the Company may be found on SEDAR at www.sedar.com or on the Company’s website at www.auraminerals.com.

A copy of the Company’s audited consolidated financial statements for the year ended December 31, 2016, the management’s discussion and analysis relating thereto and the AIF may be found on SEDAR at www.sedar.com or be obtained free of charge by contacting us at: Aura Minerals Inc., Suite 600 – 4770 Biscayne Blvd., Miami Florida 33137, Email: info@auraminerals.com.

Approval of Directors

The contents and the sending of this Information Circular have been approved by the Board.

DATED as of April 25, 2017

(signed) “Paulo Brito”

Chairman of the Board

21

SCHEDULE “A”
STATEMENT OF CORPORATE GOVERNANCE PRACTICES

We are committed to adhering of the highest standards of corporate governance and our corporate governance practices were designed in a manner consistent with this objective.

The board of directors (the “Board”) currently is comprised of five directors, of which three are independent. The Board considers that Stephen Keith, Patrick Mars and Juarez Saliba de Avelar are independent.

The Board considers that Roberto Giannetti da Fonseca and Phillip Reade would be independent if elected to as Directors.

Ethical Business Conduct - Code Business Conduct and Ethics1

The Board reviews the Company’s Code of Business Conduct and Ethics (the “Code”) yearly to ensure that it is consistent with current industry trends and standards and ensure that it clearly communicates the Company’s commitment to conduct its business in accordance with all applicable laws, rules and regulations and high ethical and moral standards. The Code was amended by the Board on November 13, 2013. The Code is applicable to all employees, officers and directors of the Company. The Code addresses many important matters, including conflict of interests, confidentiality, protection and proper us of corporate assets, competition and fair dealing, dealing with public and government officials, environment and social responsibility and how any employee, officer or director may, on an anonymous basis, report any violations of the Code. No waiver of the Code has ever been requested or granted to an employee, officer or director of the Company.

The Board, through its Governance and Compensation Committee, reviews, monitors and oversees the disclosure relating to the Code. No material change report has ever been filed or required to be filed pertaining to any conduct of a director or executive officer that constitutes a departure from the code.

A copy of the Code is provided to each employee, officer and director, officer and employee of the Company upon their appointment. Financial accounting or internal control concerns can be reported to the Chair of the Audit Committee or external counsel of the Company pursuant to the Whistleblower Policy, a copy of which can be found on the Company’s website (www.auraminerals.com).

A copy of the Code may be found on the Company’s website (www.auraminerals.com) and has been filed on SEDAR at www.sedar.com. A person or company may also obtain a copy of the Code by contacting the Company by phone, fax or email (contact information is provided on the Company’s website).

Pursuant to the written Mandate for the Board (the “Mandate”), directors must disclose details of any conflict of interests and abstain from voting thereon. A copy of the Mandate can be found on the Company’s website (www.auraminerals.com) and is reproduced below.

The Board has approved a Whistleblower Policy to further encourage and promote a culture of ethical business conduct. A copy of the Whistleblower Policy can be found on the Company’s website (www.auraminerals.com).

Board of Directors - Independence2

The majority of directors are independent. Mr. James Bannantine is the former President and CEO of the Company and Mr. Paulo Brito beneficially owns Northwestern Enterprises Ltd. which owns approximately 52% of the issued and outstanding Common Shares of the Company and thus are not considered an independent director. Mr. Bannantine was appointed a director of the Company on October 18, 2011 and Mr. Brito was appointed on May 10, 2016.

The directorships of all director nominees are described under the heading “Election of Directors”.

At the end of each meeting of the Board, the independent directors meet in the absence of non-independent directors and members of management.

There were five meetings of the Board during the 2016 Fiscal Year after which the independent directors met in camera. Each directors’ attendance is noted above under the heading “Election of Directors”.

During the 2016 Fiscal Year, the Chairman chaired all meetings of the Board. The Chairman ensured that the Board worked together as a cohesive team with open communication. The Chairman acted as a liaison between the Board and management to ensure that the relationship between the Board and management was professional and constructive and ensured that the allocation of responsibilities and boundaries between the Board and management were clearly understood.

___________________________

1 Form 58-101F1 – Section 5.

2 Form 58-101F1 – Section 1.

1

Patrick Mars is a non-executive Lead Director, and is therefore considered an independent director. In the event that the Chairman declares a potential conflict of interest, is deemed an executive officer or is unable to perform his duties, the Lead Director shall perform the roles and responsibilities of the Chairman.

Board Mandate3

A copy of the Mandate for the Board is set out in Schedule “B” to this Information Circular.

Position Descriptions4

The Board has developed written position descriptions for the Chairman of the Board and the Chair of each Board committee. The Board and President and CEO have developed a written position description for the President and CEO.

Orientation and Continuing Education5

The Board and the Company’s Governance and Governance and Compensation Committee ensure that a comprehensive orientation is received by new directors regarding the role of the Board, its committees and its directors. As part of a new director’s orientation, he or she receives a manual which contains the Company’s charters, mandates, codes and policies (the “Manual”). New directors are also provided technical reports on the properties of the Company and, as soon as practicable, taken on site visits.

The Board and the Company’s Governance and Governance and Compensation Committee take the following measures to provide continuing education to its directors: (i) review the Manual at least annually and supply a revised copy to each director; (ii) ensure that all directors are kept apprised of changes in the Company’s operations and business, changes in the regulatory environment affecting the Company’s day to day business both within Canada and within the foreign jurisdictions in which the Company maintains properties, and changes in their roles as directors of a public company; (iii) provide, at Board meetings, a technical presentation, focusing on the Company’s main properties. (the question and answer portions of these presentations are a valuable learning resource for the non-technical directors); and (iv) encourage directors to attend relevant courses and conferences, with the Company funding associated fees (the Company has budgeted $2,500 per year per director).

Nomination of Directors6

The Governance and Compensation Committee has been delegated the responsibility to identify and recommend new candidates for nomination to the Board.

In identifying new candidates, the committee assesses the qualifications that each new candidate will bring to the Board, including: (i) personal qualities, characteristics, skills, experiences, accomplishments and reputation in the business community; (ii) current knowledge and contacts in the countries and/or communities in which the Company does business and in the Company's industry sectors or other industries relevant to the Company's business; (iii) ability and willingness to commit adequate time and resources to Board and committee matters, and be responsive to the needs of the Company; and (iv) compliance with all legal and regulatory requirements of a Board member.

The Governance and Compensation Committee is comprised entirely of independent directors. The members of the committee are identified under the heading “Election of Directors”.

The responsibilities, powers and operation of the Governance and Governance and Compensation Committee include, (i) identifying and recommending new candidates for Board nomination; (ii) evaluating the effectiveness of the Board, its committees and its directors; (iii)monitoring and reviewing the Company’s corporate governance practices and policies and making recommendations for changes when appropriate; and (iv) ensuring that a comprehensive orientation is received by new directors and that continuing education opportunities are available.

Compensation7

The Governance and Compensation Committee’s mandate includes reviewing and making recommendations to the Board regarding the remuneration and compensation policies, including (i) short term and long term incentive compensation plans; (ii) the remuneration of directors and executive officers; and (iii) the granting of share-based and option based awards to directors, executive officers and key employees and consultants of the Company and its subsidiaries.

___________________________

3 Form 58-101F – Section 2.

4 Form 58-101F – Section 3.

5 Form 58-101F – Section 4.

6 Form 58-101F – Section 6.

7 Form 58-101F – Section 7.

2

The Governance and Compensation Committee reviews and makes recommendations to the Board regarding (i) remuneration and compensation policies and plans; (ii) the remuneration of directors; (iii) the appointment, performance and remuneration of officers; (iv) the grant of share-based and option based awards to directors, officers and other key employees and consultants of the Company and its subsidiaries; and (iv) the Company’s succession and leadership plans.

Other Board Committees8

In an effort to better utilize the Company’s resources, on May 12, 2015, the former Governance and Compensation Committee and the Nominating & Corporate Governance Committee were combined and the Technical and Development Committee and the Corporate Sustainability Committee became functions of the Board.

The Audit Committee provides assistance to the Board in fulfilling its financial reporting and control responsibilities to the shareholders of the Company and the investment community. Further information regarding the Audit Committee is contained in the Company’s annual information form dated March 24, 2016 (the “AIF”) under the heading “Audit Committee”, and a copy of the Audit Committee charter is found on the Company’s website (www.auraminerals.com) and attached to the AIF as schedule “A”. The AIF is available under the Company’s profile on SEDAR at www.sedar.com.

Assessments9

The Governance and Compensation Committee’s mandate is, in part, to annually assess the performance, effectiveness and contribution of the Board, its committees and its directors and make recommendations to the Board.

To facilitate this annual assessment, the Board has approved an Annual Assessment Report and Questionnaires for the Board and each of its committees.

Director Term Limits and Other Mechanisms of Board Renewal10

The Company has not adopted term limits for the directors on its board or other mechanisms of board renewal. The Company believes that this aspect of its corporate governance is sufficiently considered by the Governance and Compensation Committee.

Policies Regarding the Representation of Women on the Board11

The Company has not adopted a written policy relating to the identification and nomination of women directors. The Company believes that this aspect of its corporate governance is sufficiently considered by the Governance and Compensation Committee.

Consideration of the Representation of Women in the Director Identification and Selection Process12

The Company considers the representation of women in the director identification and selection process by considering all possible board candidates and, without limitation, their personal qualities, characteristics, skills, experiences, accomplishments and reputation in the business community.

Consideration Given to the Representation of Women in Executive Officer Appointments13

The Company considers the representation of women in executive officer appoints considering all possible executive officer candidates and, without limitation, their personal qualities, characteristics, skills, experiences, accomplishments and reputation in the business community.

Targets Regarding the Representation of Women on the Board and in Executive Officer Positions14

The Company has not adopted a target regarding women on the Company’s board or a target regarding women in executive officer positions. The Company believes that this aspect of its corporate governance is sufficiently considered by the Governance and Compensation Committee.

___________________________

8 Form 58-101F – Section 8.

9 Form 58-101F – Section 9.

10 Form 58-101F – Section 10.

11 Form 58-101F – Section 11.

12 Form 58-101F – Section 12.

13 Form 58-101F – Section 13.

14 Form 58-101F – Section 14.

3

Number of Women on the Board and in Executive Officer Positions15

The Company’s Board consists of five males. The Company does not have any executive officers who are females.

As at December 31, 2016, the Company had the following number of employees broken down per site and per females and males:

	Mexico		Honduras		Brazil		Canada		United States		TOTAL
	M	F	M	F	M	F	M	F	M	F	M	F
	32	2	248	50	283	30	2	3	2	0	567	85
Total:	34		298		313		5		2		652

In addition to the above, as at December 31, 2016, the Company had approximately 305 contractors in Honduras and 213 contractors in Brazil.

___________________________

15 Form 58-101F – Section 15.

4

SCHEDULE “B”
MANDATE FOR THE BOARD OF DIRECTORS

MANDATE

The Board of Directors has responsibility for the stewardship of Aura Minerals Inc. (the “Company”) by supervising the Company’s affairs, with the goal of enhancing shareholder value and maintaining a culture of integrity throughout the Company.

Directors are required to act honestly and in good faith, with a view to the best interests of the Company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

B.       STRUCTURE AND OPERATIONS

The Board discharges its responsibility for supervising the management of the business and affairs of the Company by delegating the day-to-day management of the Company to senior officers. The Board relies on senior officers to keep it apprised of all significant developments affecting the Company and its operations.

Meetings of the Board shall be held, at a minimum, on a quarterly basis. The frequency and nature of the meeting agendas are dependent upon business matters and affairs which the Company faces from time to time. The Board also discharges its responsibilities directly and through delegation to its Committees.

When appropriate, ad hoc committees shall be appointed by the Board to address certain issues of a more short-term nature.

C.       SPECIFIC DUTIES OF THE BOARD

As part of the Board’s overall responsibility for the stewardship of the Company, its principle duties include, but shall not be limited to, the following:

Oversight of Management

1.	The Board shall approve the appointment of the President and CEO and all other senior executive officers, and approve the compensation of the senior executive officers based upon the recommendations of the Governance and Compensation Committee.

2.	To the extent possible, the Board shall satisfy itself as to the integrity of the officers and ensure that they create a culture of integrity throughout the Company.

3.	Review and prior approval by the Board shall be required for all material transactions in which the Company is involved including, without limitation, the acquisition or disposition by the Company of significant assets and properties, the issuance of securities and any matters that are outside the scope of authority delegated to officers.

4.	The Board shall regularly review and maintain the Company’s succession plan, which includes the appointment, training and monitoring of officers.

Board Organization

1.	The Board shall respond to recommendations received from the Governance and Compensation Committee, but shall retain the responsibility for managing its own affairs by approving the following: its composition; the candidates nominated for election; appointments to committees; the selection of the chairmen of the Board and of its committees; and committee charters.

1

2.	The Board may establish committees of the Board and delegate certain responsibilities to those committees, including: the review and assessment of Board and officer compensation levels; the interim financial results; the performance of the Board and officers; the internal controls systems; the orientation and continuing education of Board members; and safety matters. However, the Board shall retain its oversight function and ultimate responsibility for these matters and all other delegated responsibilities.

Monitoring of Financial Performance and Other Financial Reporting Matters

The Board shall be responsible for the following:

1.	Reviewing, questioning and approving the strategies and plans of the Company.

2.	Identifying principal business risks and ensuring the implementation of appropriate systems to manage such risks including, insurance coverage, conduct of material litigation and the effectiveness of internal controls.

3.	Considering appropriate measures to be taken if the performance of the Company falls short of its goals.

4.	Reviewing and upon the recommendations of the Audit Committee, approving the audited financial statements and notes thereto and the management discussion and analysis.

5.	Overseeing the accurate reporting of the financial performance of the Company to its shareholders on a timely and regular basis.

6.	Overseeing that the financial results are reported fairly and in accordance with generally accepted accounting standards.

7.	Reviewing and approving those matters which the Board is required to approve under its governing legislation and documents, including the payment of distributions and material expenditures.

Policies and Procedures

The Board shall:

1.	Approve, maintain and monitor compliance with all policies, codes, charters and procedures developed to ensure that the Company operates at all times within applicable laws and regulations and to the highest ethical and moral standards.

2.	Develop and approve position descriptions for each of the Chairman of the Board, CEO and the Chairperson of each Board Committee, and measuring the performance of those acting in such capacities against such position descriptions.

Reporting

1.	The Board shall review the integrity of the internal control and management information systems of the Company.

2.	The Board shall implement measures for receiving feedback from stakeholders and ensure that material information is disseminated to the public in a timely manner and in accordance with the Company’s Disclosure Policy.

2